Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Shareholders of NSTAR:

We have reviewed the accompanying consolidated balance sheet of NSTAR and its subsidiaries (the "Company") as of September 30, 2007, and the related consolidated statements of income, retained earnings and comprehensive income for each of the three-month and nine-month periods ended September 30, 2007 and September 30, 2006 and the consolidated statement of cash flows for the nine-month periods ended September 30, 2007 and September 30, 2006. These interim financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States).  A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters.  It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We previously audited in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet as of December 31, 2006, and the related consolidated statements of income, comprehensive income, retained earnings, and of cash flows for the year then ended (not presented herein), and in our report dated February 16, 2007 we expressed an unqualified opinion on those consolidated financial statements (our opinion contained an explanatory paragraph stating the Company changed the manner in which it accounts for defined benefit pension and other postretirement plans effective December 31, 2006). In our opinion, the information set forth in the accompanying consolidated balance sheet as of December 31, 2006, is fairly stated in all material respects in relation to the consolidated balance sheet from which it has been derived.

/s/ PricewaterhouseCoopers, LLP

October 31, 2007